Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

FTI Consulting, Inc.

We consent to the use of our reports dated March 12, 2007, with respect to the consolidated balance sheet of FTI Consulting, Inc. and subsidiaries as of December 31, 2006, and the related consolidated statements of income, stockholders’ equity and cash flows for the year then ended, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus. As discussed in Note 2 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards No. 123 (Revised 2004), Share-Based Payment, on January 1, 2006.

/s/    KPMG LLP

Baltimore, Maryland

September 27, 2007